Exhibit 99.1

MAKO Surgical Corp. Reports Operating Results for the Third Quarter 2008

FORT LAUDERDALE, FL – (PRIMENEWSWIRE) — November 6, 2008—MAKO Surgical Corp. (Nasdaq:MAKO), a medical device company focused on marketing its Tactile Guidance System™ (TGS™), an advanced robotic-arm solution, and its implants for a minimally invasive orthopedic knee procedure, known as MAKOplasty®, today announced its financial results for the quarter ended September 30, 2008.

2008 Third Quarter Business Highlights

MAKOplasty Procedure Volume – During the third quarter, 159 MAKOplasty procedures were performed, representing a 14% increase over the second quarter of 2008. Average monthly utilization was 4.5 MAKOplasty procedures per commercial site. As of September 30, 2008, 582 MAKOplasty procedures were performed since the first procedure in June 2006.

TGS Sales – Three TGS units were installed and customer accepted at commercial sites during the third quarter. These new sites brought the total number of MAKO’s commercial TGS sites to thirteen as of September 30, 2008.

Product Milestones – During the quarter, MAKO launched the MAKO-branded unicompartmental implant system called RESTORIS®. MAKO also continued to make progress towards achieving regulatory clearances for version 2.0 of the TGS and the MAKO bicompartmental knee system for the anticipated commercial launches of these products in the first half of 2009.

Commercialization Growth – During the quarter, MAKO exhibited at two orthopedic specialty meetings and received notification that two manuscripts have been accepted for publication in peer-reviewed clinical journals.

Equity Financing – Subsequent to the third quarter, MAKO secured equity financing of up to $60 million, with initial gross proceeds of $40 million and conditional access to an additional $20 million. Proceeds from the financing, which closed October 31, 2008, will be used to support the anticipated commercialization of version 2.0 of the TGS and the proprietary bi-compartmental implant system and disposable products, for continuing research and development of our future products and for the continuing expansion of operations and working capital to support growth.

“We are pleased with our operating results for the third quarter,” said Maurice R. Ferré, M.D., President and Chief Executive Officer of MAKO. “The 159 MAKOplasty procedures performed by our customers and the addition of three new commercial sites represent a continuation of the strong adoption trends apparent in the first two quarters of the year. In addition, we are gratified that we have secured access to capital that we believe is adequate to allow for the execution of our business plan.”

2008 Third Quarter Financial Review

Revenue was $0.8 million in the third quarter of 2008 compared to $0.2 million in the third quarter of 2007, primarily generated from MAKOplasty procedures. Additionally, deferred revenue increased to $8.9 million at September 30, 2008, of which $2.4 million was generated during the third quarter, primarily as a result of the sale and customer acceptance of three TGS units during the quarter. Gross margin for the quarter was impacted by a $523,000 write-off of discontinued inventory in the third quarter due to the launch of our MAKO-branded Restoris implant system and the anticipated launch of version 2.0 of our TGS in the first half of 2009.

Operating expenses were $9.9 million in the third quarter of 2008 compared to $5.9 million in the third quarter of 2007. The increase in operating expenses is primarily attributable to an increase in sales and marketing activities for the continued expansion of the direct sales force and commercialization of the TGS and MAKOplasty implant products, as well as ongoing research and development relating to future products. Additionally, general and administrative costs increased as we continued to build infrastructure to support growth and incurred costs associated with operating as a public company. Operating expenses for the period included $780,000 associated with an accrual for employee bonus compensation programs covering substantially all of the employees of the Company. These programs are based on the achievement of certain operating milestones for 2008. Based on the progress the Company has made to date toward achieving these operating milestones, the Company recorded, in the third quarter, an accrual to cover the nine month period ended September 30, 2008.

Net loss attributable to common stockholders for the three months ended September 30, 2008 was $10.2 million, including non-cash stock-based compensation expense of $0.6 million, or $(0.56) per basic and diluted share, based on average basic and diluted shares outstanding of 18.1 million. This net loss compares to a net loss attributable to common stockholders for the same period in 2007 of $6.7 million, including non-cash stock-based compensation expense of $0.6 million, or $(4.12) per basic and diluted share, based on average basic and diluted shares outstanding of 1.6 million.

Cash, cash equivalents and short-term investments were $30.9 million as of September 30, 2008 compared to $12.7 million as of December 31, 2007. Cash, cash equivalents and short-term investments, after giving effect for the net proceeds of the recent equity financing, would be approximately $70.4 million as of September 30, 2008.

2008 Nine Month Financial Review

For the nine months ended September 30, 2008, revenue was $2.0 million, primarily generated from MAKOplasty procedures. Additionally, deferred revenue increased to $8.9 million at September 30, 2008 as a result of the sale and customer acceptance of eight TGS units during the nine month period. The net loss attributable to common stockholders for the nine month period was $26.8 million, resulting in a net loss per common share of $(1.76) in the period, compared to a net loss attributable to common stockholders of $15.9 million or $(10.07) per common share in the same period in 2007. Additionally, net loss attributable to common stockholders for each of the two nine month periods included non-cash charges for accretion and dividends on preferred stock that ceased upon the conversion of the preferred stock into common stock upon the closing of our IPO during the first quarter of 2008.

Conference Call

MAKO will host a conference call today at 4:30 pm EST to discuss its third quarter results. To listen to the conference call, please dial 800-811-8830 for domestic callers and 913-312-0386 for international callers approximately ten minutes prior to the start time. To access the live audio broadcast or the subsequent archived recording, visit the Investor Relations section of MAKO’s website at www.makosurgical.com.

About MAKO Surgical Corp.

MAKO Surgical Corp. is a medical device company that markets both its advanced robotic-arm solution and its proprietary implants for minimally invasive orthopedic knee procedures. The MAKO Tactile Guidance System™ (TGS™) is a surgeon-interactive tactile platform that incorporates a robotic arm and patient-specific visualization technology and prepares the knee joint for the insertion and alignment of MAKO’s resurfacing implants through a minimal incision. The FDA-cleared TGS allows surgeons to provide a precise, consistently reproducible tissue-sparing, bone resurfacing procedure called MAKOplasty® to a large, yet underserved patient-specific population suffering from early to mid-stage osteoarthritic knee disease. MAKO has an intellectual property portfolio of more than 200 licensed or owned patents and patent applications relating to the areas of computer assisted surgery, haptics, robotics and implants. Additional information can be found at www.makosurgical.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, statements related to expectations, goals, plans, objectives and future events. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Reform Act of 1995. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Examples of such statements include, but are not limited to, statements about the timing and number of planned new product introductions, market acceptance of the MAKOplasty® solution, the future availability of implants and components of our Tactile Guidance System™, or TGS™, from third-party suppliers, including single-source suppliers, the anticipated adequacy of our capital resources to meet the needs of our business, our ability to sustain, and our goals for, sales and earnings growth and our success in achieving timely approval or clearance of products with domestic and foreign regulatory entities. These statements are based on the current estimates and assumptions of our management as of the date of this press release and the conference call and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause actual results to differ materially from those indicated by forward-looking statements. Many of these factors are beyond our ability to control or predict. Such factors, among others, may have a material adverse effect on our business, financial condition and results of operations and may include the potentially significant impact of an economic downturn on the ability of our customers to secure adequate funding to buy our products or cause our customers to delay a purchasing decision, changes in competitive conditions and prices in our markets, decreases in sales of our principal product lines, increases in expenditures related to increased governmental regulation of our business, loss of key management and other personnel or inability to attract such management and other personnel and unanticipated intellectual property expenditures required to develop and market our products. These and other risks are described in greater detail under Item 1A “Risk Factors,” contained in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2008. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We do not undertake any obligation to release any revisions to these forward-looking statements publicly to reflect events or circumstances in the future, even if new information becomes available.

“MAKOplasty®,” “RESTORIS®,” “Tactile Guidance System™” and “TGS™,” as well as the “MAKO” logo, whether standing alone or in connection with the words “MAKO Surgical Corp.” are trademarks of MAKO Surgical Corp.

Condensed Statements of Operations (unaudited) (in thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Revenue	$777	$150	$1,979	$355
Cost of revenue	1,361	209	2,211	291
Gross profit (loss)	(584)	(59)	(232)	64
Operating costs and expenses:
Selling, general and administrative	6,265	3,394	16,032	7,696
Research and development	3,111	2,184	9,206	5,345
Depreciation and amortization	483	344	1,330	915
Total operating costs and expenses	9,859	5,922	26,568	13,956
Loss from operations	(10,443)	(5,981)	(26,800)	(13,892)
Interest and other income	241	308	642	860
Interest and other expenses	―	(77)	(110)	(229)
Net loss	$(10,202)	$(5,750)	$(26,268)	$(13,261)
Net loss attributable to common stockholders	$(10,202)	$(6,718)	$(26,833)	$(15,938)
Net loss per basic and diluted share attributable to common stockholders	$(0.56)	$(4.12)	$(1.76)	$(10.07)
Basic and diluted weighted average common shares outstanding	18,149	1,631	15,266	1,582

Selected Balance Sheet Data (unaudited) (in thousands)	September 30, 2008	December 31, 2007

Cash and cash equivalents	$30,815	$9,615
Short-term investments	61	3,084
Deferred cost of revenue	2,961	926
Total assets	51,006	29,190

Deferred revenue	8,900	3,361
Long-term debt	―	―
Redeemable convertible preferred stock	―	59,487
Additional paid-in capital	106,147	―
Accumulated deficit	(69,357)	(42,843)
Total stockholders’ equity (deficit)	36,833	(42,837)

CONTACT:

Investors:

MAKO Surgical Corp.

Susan M. Verde

954-927-2044 x349

sverde@makosurgical.com

or

Westwicke Partners

Mark Klausner, 443-213-0500

mark.klausner@westwicke.com

Source: MAKO Surgical Corp.